UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 4, 2007

WORLD HEART CORPORATION

(Exact name of registrant as specified in charter)

Canada	000-28882	52-2247240
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

7799 Pardee Lane, Oakland CA	94621
(Address of principal executive offices)	(Zip Code)

(510) 563-5000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New Director

On April 9, 2007, World Heart Corporation (the “Company”) announced that, on April 4, 2007, the Board of Directors increased the size of the Board from four to five and elected Michael Sumner Estes, Ph.D. to fill the new seat on the Board of Directors.  Dr. Estes was not appointed to any committee of the Board at this time.

Dr. Estes has a unique breadth of experience in implantable, cardiovascular devices such as heart valves, pacemakers and ventricular assist devices (VADs).  In large corporations as well as start-up ventures, he has a more than 20-year history in developmental, operational, marketing and strategic leadership.  While at Baxter HealthCare (1979 -1995), Dr. Estes was responsible for the worldwide Cardiovascular Group that, at the time, had revenues of approximately $500 million.

More recently, spanning roles from CEO to Chairman of the Board, he has also guided the successful formation and financing of several high-technology start-up companies.  Since 2006, Dr. Estes serves as the Chairman of the Board of Directors of Medical Entrepreneurs II, Inc., a company that develops and manufactures a generic version of a pericardial prosthetic heart valve.  From 2001 until 2005,  Dr. Estes worked as an independent consultant to Corazon, Inc., a company formed to develop new technology for the less invasive treatment of calcific cardiovascular disease, in an advisory role to the senior management team.   From 1996 to 1999, Dr. Estes was the President and Chief Executive Officer of Orquest, Inc., a company involved in the field of orthobiologics.  Dr. Estes received a B.A. in Biological Sciences from the University of Pennsylvania and an M.S. and a Ph.D. in Theoretical and Applied Mechanics from West Virginia University.

Upon his appointment to the Board, Dr. Estes received an option to purchase up to 100,000 common shares of the Company, vesting annually over three years, at an exercise price per share of $0.34, as determined in accordance with the Company’s 2006 Equity Incentive Plan, pursuant to which the option was granted.   There are no other transactions to which the Company is or is proposed to be a party and in which Dr. Estes has a material interest.

Compensation of Chief Financial Officer

On April 4, 2007, the Compensation Committee of the Board of Directors of the Company, as confirmed by the Board of Directors, approved a modification of the Company’s Chief Financial Officer, A. Richard Juelis’ compensation.  As part of this modification, Mr. Juelis’ compensation will be based, in part, on an incentive-based program.  Mr. Juelis and the Company agreed to a gradual reduction in his base salary averaging 37.5% over the next six-month period, and a special bonus, payable in part in the Company’s common shares and in part in cash, that would be related to the successful completion of the Company’s efforts to monetize certain of its Canadian tax loss carryforwards and its preparation to reincorporate in the United States, projects to which Mr. Juelis will devote a significant amount of his business time and attention going forward.

If the monetization project is successfully completed, Mr. Juelis would be entitled to receive 5% of the total monetization proceeds received by the Company.  The first one-third of 5% of the total monetization proceeds would be payable in the Company’s common shares (the “Special Bonus Shares”), issuable under the Company’s 2006 Equity Incentive Plan (the “Plan”) and determined by dividing the cash equivalent of one-third of the 5% of the total monetization proceeds by the closing trading price per share on the day before the date of determination. The Special Bonus Shares will vest upon entering into a definitive agreement for the purposes of monetization, with the remaining two-thirds of the 5% of the total monetization proceeds payable in cash upon the receipt by the Company of the total monetization proceeds, pro rata, in one or more tranches.  The Special Bonus Shares also may be issued in the event that the Board of Directors determines that, despite Mr. Juelis’ efforts and contribution to the monetization project, the transaction is not completed due to events outside of Mr. Juelis’ control and certain other conditions are met, including the Company’s Board of Directors approving a resolution to proceed with the reincorporation in the United States.  In that case, the determination of the number of the Special Bonus Shares will be made by the Board of Directors based upon the targeted or anticipated monetization proceeds.

In addition, Mr. Juelis was awarded a grant of up to 50,000 performance shares (the “Performance Shares”) pursuant to the terms and conditions of the Plan and the Performance Share Grant Notice and Agreement under the Plan, a form of which has been previously filed  with the SEC.   The Performance Shares are earned upon the achievement by Mr. Juelis of certain performance milestones related to the Company’s strategic and financing goals and activities.  These Performance Shares will be fully vested when paid, which shall be immediately upon achievement of the performance milestones, and not later than within two and a half months after the end of the fiscal year in which the Compensation Committee or the Board of Directors determines that the performance goals have been achieved.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 9, 2007

WORLD HEART CORPORATION

	By:	/s/ Jal S. Jassawalla
	Name:	Jal S. Jassawalla
	Title:	President and Chief Executive Officer

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